NOTE: INFORMATION IN THIS DOCUMENT MARKED WITH AN "[*]" HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                                   Exhibit 10.56



                SEVENTH AMENDMENT TO MASTER AFFILIATION AGREEMENT
                -------------------------------------------------

This Seventh Amendment (the "Seventh Amendment") to the Master Affiliation Agreement dated as of December 22, 1998, as amended in the First Amendment dated March 8 1999, the Second Amendment dated June 28, 1999, the Third Amendment dated July 24, 2000, the Fourth Amendment dated September 7, 2000, the Fifth Amendment dated December 22, 2000, and the Sixth Amendment dated March 1, 2001 (as amended, the "Master Agreement"), by and between Wink Communications, Inc., a Delaware corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, California 94501 and DIRECTV, Inc., a California corporation, whose address is 2230 East Imperial Highway, El Segundo, California 90245 ("DIRECTV") is made as of this 8th day of March, 2002 (the "Effective Date").

1. Section 6.7 of the Master Agreement is hereby replaced with the following:

         "6.7. Starting with the first Wink-enabled DIRECTV System Receiver, Wink agrees to fund a marketing pool with funds in the amount of (a) [*] per Wink-enabled DIRECTV System Receiver before December 31, 2000
         (b) [*] per Wink-enabled DIRECTV System Receiver activated on or after January 1, 2001 but before March 31, 2002, and (c) [*] per Wink-enabled DIRECTV System Receiver activated on or after April 1, 2002 (the "Wink MDF Funds"), through the term of the Agreement.

         The Wink MDF Funds shall be allocated by DIRECTV to support marketing and promotional tactics by DIRECTV that directly relate to the promotion of the Wink platform to potential customers and/or existing Wink-enabled customers. DIRECTV will reasonably consult with Wink regarding its plans for expending the Wink MDF Funds including tactics and results. Subject only to the obligations set forth above, DIRECTV shall determine in its sole discretion the tactics, timing and any other parameters around the expenditures of Wink MDF Funds. If DIRECTV determines to expend Wink MDF Funds on DIRECTV controlled media, including, without limitation, "on-air" promotion, bill stuffers, bill messages and print ads, then Wink shall reimburse DIRECTV from the Wink MDF Funds at the current market rate, as reasonably determined by DIRECTV, provided that such market rate shall in no case exceed DIRECTV's published rate card for such DIRECTV controlled media and shall be consistent with rates paid to DIRECTV by similarly situated advertisers who are partners with DIRECTV.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         In addition to and not in lieu of the Wink MDF Funds, Wink agrees to pay DIRECTV marketing funds to be used by DIRECTV in its sole discretion in promoting the DIRECTV System network, which may include the promotion of the Wink platform to potential and/or existing Wink-enabled customers (the "System Funds"). The amount of the System Funds shall be (a) [*] per Wink-enabled DIRECTV System Receiver activated on or after January 1, 2001 but before March 31, 2002, and
         (b) [*] per Wink-enabled DIRECTV System Receiver activated on or after April 1, 2002, through the end of the Agreement term. On each March 31st, June 30th, September 30th and December 31st commencing with the year 2002 and continuing for the duration of the term of the Master Agreement, DIRECTV shall invoice Wink in an amount equal to any and all System Funds earned by DIRECTV for the three month period ending with the month indicated above. Subject to Wink's audit rights contained in this Master Agreement and based upon the subscriber reports defined in
         Section 6.6, Wink shall pay the invoice amount within thirty (30) days of receipt of such invoice."

2. Section 5.8 of the Master Agreement is hereby replaced with the following:

         "5.8 Wink agrees to guarantee certain revenues for DIRECTV as follows:

              (a) A "Second Year Wink Subscriber Unit" shall be a Wink-enabled DIRECTV System Subscriber provided with an activated Wink-enabled DIRECTV System Receiver on or before the first anniversary of the Measurement Date or, for a subscriber whose Wink-enabled DIRECTV System Receiver was activated after such anniversary, the number x = the number of full months elapsed after the first anniversary of the Measurement Date and prior to twenty four 24 months following the Measurement Date that such subscriber had a Wink-enabled DIRECTV System Receiver, divided by 12.

              (b) Wink agrees to pay to DIRECTV on or before April 12, 2002 an amount equal to [*] per Second Year Wink Subscriber Unit (the "Second Year Revenue Guarantee"). However, since the second year will not have been completed by April 12, 2002, Wink shall pay to DIRECTV $[*] per Second Year Wink Subscriber Unit based upon an estimate of [*] Second Year Wink Subscriber Units (the "Estimated Second Year Wink Subscriber Units"), equaling [*].

              (c) On or before November 1, 2002, DIRECTV shall provide to Wink a signed representation of the actual Second Year Wink Subscriber Units (the "Actual Second Year Subscriber Units"). If the Actual Second Year Wink Subscriber Units are less than the Estimated Second Year Wink Subscriber Units (the "Revenue Guarantee Overpayment"), then Wink may offset any future payments due to



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                   DIRECTV by an amount equal to the difference between [*] times the Estimated Second Year Wink Subscriber Units and [*] times the Actual Second Year Wink Subscriber Units. In the event that at the end of the term of the Master Agreement there remains monies owing to Wink as a result of the Revenue Guarantee Overpayment that have not been offset (the "End-of-Term Revenue Guarantee Outstanding Balance"), DIRECTV shall pay Wink the End-of-Term Revenue Guarantee Outstanding Balance no later than thirty (30) days after the end of the term of the Master Agreement. The rights and obligations stated in the preceding sentence shall survive any termination or expiration of this Master Agreement. If the Actual Second Year Wink Subscriber Units are greater than the Estimated Second Year Wink Subscriber Units, Wink shall pay DIRECTV on or before November 30, 2002 an amount equal to the difference between [*] times the Actual Second Year Wink Subscriber Units and [*] times the Estimated Second Year Wink Subscriber Units.

              (d) If DIRECTV's Incremental Wink Revenues between the first and second anniversaries of the Measurement Date ("Year Two") exceed a cumulative total of [*] per Second Year Wink Subscriber Unit (the "Revenue Share Overpayment"), then Wink may offset any future payments due to DIRECTV by the difference between [*] per Second Year Wink Subscriber Unit and the actual cumulative Incremental Wink Revenues captured in Year Two per Second Year Wink Subscriber Unit. In the event that at the end of the term of the Master Agreement there remains monies owing to Wink as a result of the Revenue Share Overpayment that have not been offset (the "End-of-Term Revenue Share Outstanding Balance"), DIRECTV shall pay Wink the End-of-Term Revenue Share Outstanding Balance no later than thirty (30) days after the end of the term of the Master Agreement. The rights and obligations stated in the preceding sentence shall survive any termination or expiration of this Master Agreement.

              (e) DIRECTV and Wink agree that Wink has no obligation after the end of Year Two to pay any revenue guarantee to DIRECTV.

3. Section 14.11 of the Master Agreement is hereby replaced with the following:

         "14.11 MOST FAVORED NATIONS. The term "Distributor" shall be defined as any entity distributing (or controlling an entity which distributes) video programming to subscribers. Notwithstanding the foregoing, the term Distributor does not include Programmers as defined herein (unless such programmer also distributes video to subscribers) [*]. If at any time Wink agrees to pay to any Distributor ("Third Party Agreement") a

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                revenue guarantee between October 1, 2001 and the end of the Term that in aggregate equals more than the amount payable to DIRECTV pursuant to Section 5.8, Wink shall give written notice thereof to DIRECTV and, within forty-five (45) days of such notice, Wink shall pay to DIRECTV (or, shall increase the amount to be paid to DIRECTV pursuant to Section 5.8 by) the difference between the amount paid to the Distributor and the amount paid or payable to DIRECTV pursuant to Section 5.8. (For purposes of clarification, if Wink enters into such a Third Party Agreement after April 12, 2002, then the difference between the aggregate revenue guarantee payable to such Distributor and the amount payable to DIRECTV pursuant to Section 5.8 shall be paid to DIRECTV within 45 days of the notice described above.) Wink hereby represents and warrants that as of the date of this Seventh Amendment it has no existing obligations to any Distributor which would provide such distributor with a revenue guarantee between October 1, 2001 and the end of the Term that in aggregate equals more than the amount payable to DIRECTV pursuant to Section 5.8."

4. Exhibit A to the Master Agreement is hereby replaced with Exhibit A attached to this Seventh Amendment.

5.  The Master Agreement is hereby amended to include the following Section 15:

         "15. STOCK GRANT. Wink hereby agrees to issue to DIRECTV and/or its designees, at no cost to DIRECTV, a one-time grant of [*] shares of Wink common stock, it being understood that such shares shall be unregistered shares (the "Stock Grant"). Any and all rights or obligations under this Seventh Amendment are expressly contingent upon the execution of a mutually acceptable stock grant agreement providing for such Stock Grant no later than fourteen (14) days after the Effective Date hereof. Wink and DIRECTV shall use best commercial efforts to execute such a stock grant agreement within the 14 day period, it being understood and agreed that a failure to do so shall cause this Seventh Amendment to be null and void upon written notification by either party."

6.  The Master Agreement is hereby amended to include the following Section 16:

         "16. FRAUD DETECTION DATA. Wink hereby agrees to provide to DIRECTV data that Wink currently gathers that indicates that multiple receivers have connected to the Wink Response Server with the same unique digital address (the "Fraud Detection Data").. DIRECTV shall determine the frequency and format of such Fraud Detection Data and Wink shall use commercially reasonable efforts to comply with DIRECTV's requests."

7. All capitalized terms not defined herein shall have the meanings set forth in the Master Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8. In the event of any inconsistency between this Seventh Amendment and the Master Agreement, this Seventh Amendment shall be deemed controlling. In all other respects, the Master Agreement shall continue in full force and effect.


IN WITNESS WHEREOF, the parties have caused this Seventh Amendment to be executed by their duly authorized officers and representatives as of the day and year first written above.

WINK COMMUNICATIONS, INC.                                  DIRECTV, INC.


By:___________________________                    By:___________________________

Name:________________________                     Name:_________________________

Title:_________________________                   Title:________________________

                     EXHIBIT A.: WINK/DIRECTV REVENUE SHARE
                     --------------------------------------


                     WINK RESPONSE SERVICE TRANSACTION FEES

Transaction Revenue Share is calculated as a percentage of Wink's gross revenues on the applicable Gross Transaction Routing Fees, based on the schedule below:

------------------------------------- -----------------------------------
   RESPONSES TO INTERACTIVE WINK         RESPONSE TO INTERACTIVE WINK
 PROGRAMS CARRIED WITH THIRD PARTY     PROGRAMS INSERTED BY DIRECTV AT
 VIDEO PROGRAMMING OR ADVERTISING,     DIRECTV'S FACILITIES, EXCLUDING
    INCLUDING THOSE PROVIDED BY             ALL NATIONAL RESPONSES
 PROGRAMMERS ("NATIONAL RESPONSES")
                (+)
------------------------------------- -----------------------------------
                [*]                                  [*]
------------------------------------- -----------------------------------

(+) National Responses shall also include responses to Interactive Wink Programs inserted at DIRECTV's facility if such insertion is caused or triggered by Interactive Wink Programs or any unique identifier inserted by Programmers, and is presented with such Programmers' video signal(s).


For the avoidance of doubt, the parties acknowledge and agree that the [+] revenue share described above will apply to the following services currently available or planned to be launched (both as of the Effective Date):

Music Choice On Screen Service (Program Synchronous)
Music Choice Virtual Channel
Barnes & Noble Virtual Channel
The Weather Channel Virtual Channel
ESPN Virtual Channel
NBCi Virtual Channel
DIRECTV INTERACTIVE Center

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.